Exhibit 99.1

News Release

Contact:  David Amy, EVP & COO

(410) 568-1500

SINCLAIR NAMES HOWARD E. FRIEDMAN TO THE BOARD

BALTIMORE, MD (January 6, 2015) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that Mr. Howard E. Friedman has been appointed to its Board of Directors.  Mr. Friedman will stand for re-election to the Board of Directors at Sinclair’s next annual meeting of shareholders.  Following Mr. Friedman’s appointment, the Board will have eight members.

David Smith, Chairman of Sinclair’s Board, commented, “Howard, a native of Baltimore, will provide the kind of experience and knowledge that will add voice and point of view essential to the governance of this great company we have built.”

Mr. Friedman is a Founding Partner of Lanx Management LLC, a hedge “fund of funds.” He was the Co-Founder, Publisher & CEO of Watermark Press, Inc.  From 2006-2010, Mr. Friedman served as President and then Chairman of the Board of the American Israel Public Affairs Committee (AIPAC). In 2007 and in 2009, Washington Life Magazine listed Mr. Friedman as one of the 100 most powerful people in Washington D.C.  From 2010-2012, he served as the President of the American Israel Educational Foundation, the charitable arm of AIPAC.  He is the immediate past Chair of the Board of The Associated: Jewish Community Federation of Baltimore.  Mr. Friedman has served as President of the Baltimore Jewish Council, and as President of JTA-The Global News Service of the Jewish People. He currently serves as the Chairman of the Board of the Union of Orthodox Jewish Congregations of America.  In addition, Mr. Friedman serves on the boards of the Johns Hopkins University Bloomberg School of Public Health, Touro College and University System, Talmudical Academy and the Simon Wiesenthal Center.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 162 television stations in 79 markets.  For more information, please visit our website at http://www.sbgi.net.

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